Exhibit 10.1

WELLS FARGO BUSINESS CREDIT
CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated May 19, 2008, and is entered into between Southwall Technologies Inc., a Delaware corporation (“Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

  RECITALS

Company has asked Wells Fargo to provide it with a $3,000,000 revolving line of credit (the “Line of Credit”) for working capital purposes and to facilitate the issuance of letters of credit.  Wells Fargo is agreeable to meeting Company's request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1.           AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1	Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)
Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $3,000,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

(b)
Maturity and Termination Dates.  Company may request Advances from the date that  the conditions set forth in Section 3 are satisfied until the earlier of: (i) May 19, 2009 (the “Maturity Date”), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the “Termination Date.”)

(c)	Use of Line of Credit Proceeds. Company shall use the proceeds of each Advance and each Letter of Credit for ordinary working capital purposes.

(d)
Revolving Note.  Company’s obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended or replaced from time to time, the “Revolving Note”).

1.2           Borrowing Base; Mandatory Prepayment.

(a)	Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)             85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%), less

(ii)    the Borrowing Base Reserve, less

(iii)       Indebtedness that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(iv)          Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)
Mandatory Prepayment; Overadvances.  If unreimbursed Line of Credit Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Company shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3	Procedures for Line of Credit Advances.

(a)
Advances to Operating Account.  Advances shall be credited to Company’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in a Record Authenticated by both of them to disburse to another account.

(i)     Advances upon Company’s Request.  Each Advance will be funded as a Floating Rate Advance upon Company’s request, which must be communicated to Wells Fargo no later than 10:00 a.m. Pacific Time on the Business Day on which Company wants the Advance to be funded, and no request will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(ii)    Advances through Loan Manager.  If Wells Fargo has separately agreed that Company may use the Wells Fargo Loan Manager service ("Loan Manager"), Line of Credit Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a).  If Wells Fargo terminates Company's access to Loan Manager, Company may continue to request Line of Credit Advances as provided in Section 1.3(a)(i).  Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.

(b)
Protective Advances; Advances to Pay Indebtedness Due.  Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

1.4	Collection of Accounts and Application to Revolving Note.

(a)
The Collection Account.  Company has granted a security interest to Wells Fargo in the Collateral, including all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b)
Payment of Accounts by Company’s Account Debtors.  Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)
Application of Payments to Revolving Note.  Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.

1.5	Interest and Interest Related Matters.

(a)
Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate equal to the Prime Rate plus 0.75% per annum which interest rate shall change whenever the Prime Rate changes (the “Floating Rate”).

(b)
Minimum Interest Charge.  Notwithstanding the other terms of Section 1.5 to the contrary, and except as limited by the usury savings provision of Section 1.5(e), Company shall pay Wells Fargo at least $50,000 of interest each calendar quarter (the “Minimum Interest Charge”) during the term of this Agreement, and Company shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise payable on the first day of each quarter and on the Termination Date; provided that if Company executes all of its foreign exchange trades and transactions through Wells Fargo in a quarter, then said minimum interest charge shall be waived for such quarter.  When calculating the foregoing deficiency, the Default Rate set forth in Section 1.5(c), if applicable, shall be disregarded.

(c)
Default Interest Rate.  Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.8, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.5(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)
Interest Accrual on Payments Applied to Revolving Note.  Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.4(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(e)
Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law.  Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.6          Fees.

(a)	Origination Fee. Company shall pay Wells Fargo a one time origination fee of $12,000, which shall be fully earned and payable upon the execution of this Agreement.

(b)
Unused Line Fee.  Company shall pay Wells Fargo an annual unused line fee of one-quarter of one percent (0.25%) of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c)	Facility Fee. [intentionally omitted]

(d)
Collateral Exam Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $105.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.

(e)	[intentionally omitted]

(f)
Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo a termination or reduction fee in an amount equal to two percent (2.00%) of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be).

(g)
Overadvance Fees.  Company shall pay a $500 Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo’s acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default.  Company shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(h)
Treasury Management Fees.  Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(i)
Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of one and one-half percent (1.5%) per annum of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to four and one-half percent (4.5%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

(j)
Letter of Credit Administrative Fees.  Company shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(k)
Other Fees and Charges.  Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following written notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company’s request for an Advance following such notice shall constitute Company’s agreement to pay such fees and charges.

1.7           Interest Accrual; Principal and Interest Payments; Computation.

(a)
Interest Payments and Interest Accrual.  Accrued and unpaid interest under the Revolving Note on Floating Rate Advances shall be due and payable on the first day of each month (each an "Interest Payment Date") and on the Termination Date, and shall be paid in the manner provided in Section 1.4(c).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

(b)
Payment of Revolving Note Principal.  The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)
Payments Due on Non-Business Days.  If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)
Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)
Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company.  Upon Wells Fargo’s request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.8	Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a)
Termination by Company after Advance Notice.  Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 90 days prior to the proposed Termination Date, (ii) pays Wells Fargo the termination fee set forth in Section 1.6(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.

(b)
Termination by Company without Advance Notice.  If Company fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.8(a), Company may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it (i) pays the termination fee set forth in Section 1.6(f), and (ii) pays the Default Rate on the Revolving Note commencing on the 90th day prior to the proposed Termination Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention to terminate.

(c)
Non-Renewal by Company; Notice.  If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least 90 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company fails to deliver to Wells Fargo such timely notice, then the Revolving Note shall accrue interest at the Default Rate commencing on the 90th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention not to renew.

1.9           Letters of Credit

(a)
Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company’s account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $1,000,000 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount.

(b)
Additional Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Company’s obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c)
Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d)
Obligation of Reimbursement During Default Periods.  If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date presentment of the underlying draft until reimbursement in full at the Default Rate.  Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.10
Special Account.  If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo.  Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness.  Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

2.            SECURITY INTEREST AND OCCUPANCY OF COMPANY’S PREMISES

2.1
Grant of Security Interest. Company hereby pledges, assigns and grants to Wells Fargo , for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Company shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2
Notifying Account Debtors and Other Obligors; Collection of Collateral. If an Event of Default has occurred and is continuing Wells Fargo may deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request.  After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.  Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address.

2.3
Assignment of Insurance.  As additional security for the Indebtedness, Company hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo, up to the then current balance of the Indebtedness outstanding. Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds, up to the then current balance of the Indebtedness outstanding, and endorse checks and other instruments representing payment of the policy of insurance, and, during a Default Period, in a commercially reasonable manner, adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo, up to the then current balance of the Indebtedness outstanding, and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness up to the then current balance of the Indebtedness outstanding, or disbursed to Company under terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4	Company’s Premises

(a)
Wells Fargo’s Right to Occupy Company’s Premises.  Company hereby grants to Wells Fargo the right, at any time during a Default Period which has not been cured within three Business Days after commencement of the Default Period, with notice to Company, to take exclusive possession of all locations where Company conducts its business or has any rights of possession, including the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)
Wells Fargo’s Use of Company’s Premises.  Subject to notice to Company, Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other purposes incidental to Company deemed appropriate by Wells Fargo in good faith.

(c)
Company’s Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other reasonable expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5
License.  Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Company for its own manufacturing and subject to Company’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6
Financing Statements.  Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims as Wells Fargo may consider necessary or useful to perfect the Security Interest.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized.  Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

2.7	Setoff. Wells Fargo may at any time, in its sole discretion, with notice to Company, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due.

2.8
Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9
Notices Regarding Disposition of Collateral.  If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3.            CONDITIONS PRECEDENT

3.1
Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit.  Wells Fargo’s obligation to make the initial Advance  or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2
Additional Conditions Precedent to All Advances and Letters of Credit.  Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default.

3.3	Line Activation Periods.

(a)
As used herein “Line Activation Period” means any period in which (i) any Advances or Non-Cash Secured LCs are outstanding or in which Advances or Non-Cash Secured LCs may be requested by Company hereunder, subject to all of the terms and conditions of this Agreement, or (ii) Wells Fargo’s net credit exposure under Section 1.2(a)(iv) above exceeds $500,000.

(b)
Initially, the Line Activation Period shall not be in effect.  Hereafter, Company may, at its option, put a Line Activation Period into effect, by giving Wells Fargo written notice at least 30 days before the Line Activation Period is to go into effect, together with such information relating to the Accounts and other Collateral as Wells Fargo shall specify.  Putting the Line Activation Period into effect will be conditioned on the following: (i) Wells Fargo shall have completed an up-dated Collateral examination and the results thereof shall be satisfactory to Wells Fargo in its discretion, and (ii) no Default or Event of Default shall have occurred and be continuing.

(c)
Company may, at its option, elect to terminate a Line Activation Period, by giving Wells Fargo at least 10 days prior written notice thereof, specifying the date the Line Activation Period is to be terminated.  On or prior to the Business Day immediately preceding the date the Line Activation Period is to be terminated, Company will pay to Wells Fargo, by wire transfer, an amount sufficient to repay in full all outstanding Advances, all accrued interest thereon and all other outstanding monetary Obligations, and cause all outstanding Non-Cash Secured LCs to be cancelled with the consent of the beneficiary thereof, pursuant to documentation acceptable to Wells Fargo, in its discretion, and provide evidence to Wells Fargo confirming that Company’s cash and Cash Equivalents plus availability under the Line of Credit are equal to or more than $3,000,000, and reduce Wells Fargo’s net credit exposure under Section 1.2(a)(iv) above to $500,000 or less.

(d)
During any period which is not a Line Activation Period, (i) no Advances will be made and no Non-Cash Secured LCs will be issued, (ii) Company shall at all times maintain cash and Cash Equivalents, plus availability under the Line of Credit totaling $3,000,000 or more, and (iii) Wells Fargo’s net credit exposure under Section 1.2(a)(iv) above shall not exceed $500,000.

(e)
As used herein, “Non-Cash Secured LC” means a Letter of Credit with respect to which the Company’s obligations to reimburse Wells Fargo are not secured by separate, dedicated cash collateral held by Wells Fargo in an amount equal to not less than 100% of the amount of such Letter of Credit.

4.	REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D.  Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.	COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1	Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)
Annual Financial Statements.  As soon as available and in any event within 120 days after Company’s fiscal year end, Company’s audited financial statements prepared by an independent certified public accountant reasonably acceptable to Wells Fargo, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Affiliates.  The annual financial statements shall be accompanied by a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Company’s chief accounting officer.

Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by (i) copies of all management letters prepared by Company’s accountants; and (ii) a report signed by the accountant stating that in making the investigations necessary to render the opinion, the accountant obtained no knowledge, except as specifically stated, of any Event of Default under the Agreement, and a detailed statement, including computations, demonstrating whether or not Company is in compliance with the financial covenants of this Agreement.

(b)
Monthly Financial Statements.  As soon as available and in any event within 25 days after the end of each month, a Company prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year–to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief accounting officer.

(c)
Collateral Reports.  No later than 15 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company’s accounts receivable and accounts payable, a calculation of Company’s Accounts and Eligible Accounts as of the end of that month or shorter time period requested by Wells Fargo, and an Inventory summary report by location and category.

(d)
Projections.  No later than 60 days after the beginning of each fiscal year end, Company’s projected balance sheet and income statement for each month of the next fiscal year, certified as accurate by Company’s chief accounting officer and accompanied by a statement of assumptions and supporting schedules and information.

(e)	Supplemental Reports.

(1)    During any Line Activation Period, and during any Default Period, weekly, or more frequently if Wells Fargo requests, Company’s standard form of “daily collateral report”, together with the following for such week:  receivables schedules, collection reports, and copies of invoices in excess of $50,000, shipment documents and delivery receipts for goods sold to account debtors in excess of $100,000.

(2)    During any period which is not a Line Activation Period, monthly Borrowing Base reports in such form as Wells Fargo shall specify, as of the end of each month, within seven days after the end of each month.

(f)
Litigation.  No later than three Business Days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $10,000.

(g)
Intellectual Property.  (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to acquire such rights; (ii) except for transfers permitted under Section 5.18, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company’s Intellectual Property Rights by any Person, (B) claims that Company is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company’s Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s Intellectual Property Rights.

(h)
Defaults.  No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(i)
Disputes.  Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $5,000 individually or $10,000 in the aggregate during any fiscal year; (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by Company outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $25,000.

(j)	Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Officers and Directors.

(k)
Collateral.  Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(l)
Commercial Tort Claims.  Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company’s damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may request.

(m)	Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners.

(n)
Tax Returns of Company.  No later than five days after they are required to be filed, copies of Company’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(o)	[intentionally omitted]

(p)
Violations of Law.  No later than three days after discovery of any violation, a Record notifying Wells Fargo of Company’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on Company.

(q)
Pension Plans.  (i) Promptly upon discovery, and in any event within 30 days after Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company’s chief accounting officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by the Company’s chief accounting officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company’s chief accounting officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(r)
Other Reports.  From time to time, with reasonable promptness, all receivables schedules, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2
Financial Covenants.  Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)	Minimum Book Net Worth. Company shall maintain, at each date below, its Book Net Worth, determined as of the end of each month, in an amount not less than the amount set forth below:

End of Month	Minimum Book Net Worth
April, 2008	$18,500,000
May, 2008	$19,250,000
June, 2008	$20,000,000
July, 2008	$20,400,000
August, 2008	$20,800,000
September, 2008	$21,000,000
October, 2008	$21,500,000
November, 2008	$22,000,000
December, 2008 and each month thereafter	$21,500,000

(b)	Minimum Net Income. Company shall achieve, for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Period	Minimum Net Income
January 1, 2008 Through June 30, 2008	$2,500,000
January 1, 2008 Through September 30, 2008	$3,300,000
January 1, 2008 Through December 31, 2008	$4,000,000

(c)	Capital Expenditures. Company shall not incur or contract to incur non-financed Capital Expenditures of more than $2,000,000 in the aggregate during any fiscal year.

5.3	Other Liens and Permitted Liens.

(a)
Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company’s business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; and (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value, and not exceeding $1,000,000 for any one purchase or $3,000,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b)
Financing Statements.  Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company’s assets, other than Wells Fargo.  Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4
Indebtedness.  Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F; and (c) indebtedness secured by Permitted Liens.

5.5
Guaranties.  Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

5.6
Investments and Subsidiaries.  Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a)
Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)	Travel advances or loans to Company’s Officers and employees not exceeding at any one time an aggregate of $15,000;

(c)	Prepaid rent not exceeding one month or security deposits; and

(d)
Current investments and future investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D, such future investments not to exceed $1,000,000 in the aggregate for all investments in all such Subsidiaries.

5.7
Dividends and Distributions. Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.  Accrual of dividends on Company’s existing Series A Preferred Stock shall not be deemed to violate this Section 5.7, provided Company does not declare or pay any such dividends, without the prior written consent of Wells Fargo (which shall be a matter of its good faith business judgment).

5.8	[intentionally omitted]

5.9	[intentionally omitted]

5.10	Books and Records; Collateral Examination; Inspection and Appraisals.

(a)
Books and Records; Inspection.  Company shall keep complete and accurate books and records with respect to the Collateral and Company’s business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP. Company shall permit any auditor or collateral examiner, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, with two Business Days prior notice to Company (except that such notice shall not be required if an Event of Default or an event which, with notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing), and to discuss Company’s affairs with any of its Directors, Officers, employees, Owners or agents.

(b)
Authorization to Company’s Agents to Make Disclosures to Wells Fargo.  Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company, except for documents protected by the attorney client privilege or the attorney work product privilege.

(c)
Collateral Exams and Inspections.  Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours.

(d)	[intentionally omitted]

5.11	Account Verification; Payment of Permitted Liens.

(a)
Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company’s Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)	Covenant to Pay Permitted Liens. Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.12	Compliance with Laws.

(a)
General Compliance with Applicable Law; Use of Collateral.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on  its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)
Compliance with Federal Regulatory Laws.  Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply , and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo's related policies and procedures.

(c)
Compliance with Environmental Laws.  Company shall (i) comply , and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.13
Payment of Taxes and Other Claims.  Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.14	Maintenance of Collateral and Properties.

(a)
Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo.  Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)
Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Company shall keep all Collateral free and clear of all Liens except Permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

5.15
Insurance.  Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts, on such terms (including any deductibles) and against such risks as Wells Fargo may require, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same geographical areas in which Company operates.  Company shall also, at all times and without limitation maintain business interruption insurance (including force majeure coverage) an so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Wells Fargo may reasonably request, with any loss payable to Wells Fargo to the extent of its interest, and all such policies of insurance shall contain a lender’s loss payable endorsement for the benefit of Wells Fargo.  All policies of liability insurance shall name Wells Fargo as an additional insured.d keep all tangible Collateral insured against risks of fire (including

5.16
Preservation of Existence.  Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

5.17
Delivery of Instruments, etc.  Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by Company.

5.18
Sale or Transfer of Assets; Suspension of Business Operations.  Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and shall not liquidate, dissolve or suspend business operations.  Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  If Company transfers any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness.  Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.19
Consolidation and Merger; Asset Acquisitions.  Company shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

5.20
Sale and Leaseback.  Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.21
Restrictions on Nature of Business.  Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.  The manufacture of insulated glass units by Company’s affiliate, Southwall Insulating Glass, LLC, shall not be deemed to breach this Section 5.21.

5.22	Accounting. Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Company will not change its fiscal year.

5.23
Discounts, etc.  After notice from Wells Fargo, Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold.  Company will not at any time modify, amend, subordinate, cancel or terminate any Account.

5.24
Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.25
Place of Business; Name.  Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises.  Company will not permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  Company will not change its name or jurisdiction of organization.

5.26	Constituent Documents; S Corporation Status. Company will not amend its Constituent Documents. Company will not become an S Corporation.

5.27
Performance by Wells Fargo.  If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.28
Wells Fargo Appointed as Company’s Attorney in Fact.  To facilitate Wells Fargo’s performance or observance of Company’s obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement, provided that said power of attorney shall be exercised in good faith and only in the event (i) an Event of Default has occurred and is continuing, or (ii) action is required pursuant hereto to protect the Collateral or Wells Fargo’s interest therein.

6.            EVENTS OF DEFAULT AND REMEDIES

6.1	Events of Default. An “Event of Default” means any of the following:

(a)	Company fails to pay any the amount of any Indebtedness on the date that it becomes due and payable;

(b)
Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness, or any covenant in Section 5.2 becomes inapplicable due to the lapse of time, and Company and Wells Fargo fail to come to an agreement acceptable to Wells Fargo in Wells Fargo’s sole discretion to amend the covenant to apply to future periods;

(c)
An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

(d)
An event of default or termination event (however defined) occurs under any swap, derivative, foreign exchange, hedge or any similar transaction or arrangement entered into between Company and Wells Fargo;

(e)	A Change of Control shall occur;

(f)
Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company or any Guarantor;

(g)
Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company or such Guarantor as debtor; or any such petition is instituted against Company or any such Guarantor; or Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company or any such Guarantor.

(h)	[intentionally omitted]

(i)
Any representation or warranty made by Company in this Agreement or by any Guarantor in any Guaranty, or by Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(j)
A final, non-appealable arbitration award, judgment, or decree or order for the payment of money is entered against Company, which is not immediately stayed or appealed, and which is in an amount in excess of (i) $500,000 for any individual arbitration award, judgment, or decree or order for the payment of money, or (ii) $1,000,000 for all individual arbitration award, judgment, or decree or order for the payment of money during the term of this Agreement;

(k)
Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(l)
Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(m)	Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(n)
Any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

(o)
Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;

(p)
Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs which has a Material Adverse Effect.

(q)
The chairman, president, chief operating officer or chief accounting officer of the Company or any Owner of at least fifteen percent (15%) of the issued and outstanding common stock of the Company is convicted of a felony under state or federal law, or Company hires a chairman, president, chief operating officer or chief accounting officer of the Company who has been convicted of any such felony, or a Person becomes an Owner of at least fifteen percent (15%) of the issued and outstanding common stock of Company who has been convicted of any such felony.

(r)
Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.

6.2	Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)
Wells Fargo may, with notice to Company, terminate the Line of Credit and decline to make Advances, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)
Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c)	Wells Fargo may, with notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;

(d)
Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)	Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)
Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.10;

(g)	Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral, to which appointment Company hereby consents; and

(h)	Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3
Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Company’s Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.	MISCELLANEOUS

7.1
No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2
Amendment; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3
Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4	Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Notices, Requests and Communications.  Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)
Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)
Confidentiality of Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5	Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Company Information Records.  Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)
Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed.

(d)
Authentication of Company Information Records.  Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.

(e)
Certification of Company Information Records.  Any Record (including any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)
Confidentiality of Company Information Records Sent by Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.  Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo’s CEO portal file upload service without risk of unauthorized disclosure.

7.6
Further Documents.  Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion); provided that (i) Company shall have 60 days to close its deposit accounts at Bridge Bank (the “Bridge Bank Accounts”), and during such time Company shall not be required to provide a control agreement to Wells Fargo with respect to the Bridge Bank Accounts, and (ii) Company shall not be required to provide documentation to Wells Fargo to perfect its security interest in Company’s account in Germany maintained with Deutsche Bank Agent, Berlin (Branch #710), Account No. 5390745 (the “German Account”).  Company represents and covenants that (a) the Bridge Bank Accounts, until closed, shall only contain sufficient funds to meet checks which are outstanding on the date hereof and no further checks will be written on the Bridge Bank Accounts, and (b) the German Account shall only contain funds reasonably necessary to fund Company’s obligations to pay VAT taxes.

7.7
Costs and Expenses.  Company shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8
Indemnity.  In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)
Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)
Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c)
Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company’s sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.  Company’s obligations under this Section shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement.

7.9
Retention of Company’s Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10
Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11
Sharing of Information.  Wells Fargo may share any information that it may have regarding Company and its Affiliates with its accountants, lawyers, and other advisors, and Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company may also share any information that they have with each other, and Company waives any right of confidentiality it may have with respect to the sharing of all such information.

7.12
Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13	Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14
Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City and County  of Los Angeles, State of California; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.15	Arbitration.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or amon them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)             Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[Signatures on Next Page]

COMPANY AND WELLS FARGO have executed this Credit and Security Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK,	SOUTHWALL TECHNOLOGIES INC.
NATIONAL ASSOCIATION

By:
By:

Its Vice President
Its

By:

Its

Wells Fargo Bank, National Association 245 S. Los Robles Avenue Suite 700 Pasadena, CA 91101 Fax: (626) 844-9063 Attention: Mr. Robert Mostert e-mail: robert.n.mostert @wellsfargo.com
Southwall Technologies Inc.
3788 Fabian Way
Palo Alto, CA
Fax:  _______________________
Attention:  Chief Accounting Officer
e-mail: mburak@southwall.com
Federal Employer Identification No.
95-2551470
Organizational Identification No.
0865245

REVOLVING NOTE

$3,000,000.00 May 19, 2008

FOR VALUE RECEIVED, the undersigned, SOUTHWALL TECHNOLOGIES INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated of even date herewith (as amended from time to time, the “Agreement”) and entered into between Wells Fargo and Company, at Wells Fargo’s office at 245 S. Los Robles Avenue, Suite 700, Pasadena, CA  91101, or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of THREE MILLION Dollars ($3,000,000.00) or the aggregate unpaid principal amount of all Advances made by Wells Fargo to Company under the terms of the Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement.  Principal and interest accruing on the unpaid principal balance amount of this Revolving Note shall be due and payable as provided in the Agreement.  This Revolving Note may be prepaid only in accordance with the Agreement.

This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note.  This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Company shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SOUTHWALL TECHNOLOGIES INC.

By:
Name:
Its:

By:
Name:
Its:

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.4(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Company, including any Subsidiary of Company.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Book Net Worth” means the aggregate of the Owners’ equity in Company, determined in accordance with GAAP.

 “Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

"Business Day" means a day on which the Federal Reserve Bank of New York is open for business.

 “Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are capitalized on Company’s balance sheet.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Wells Fargo certificates of deposit maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a)
Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934),who does not have an ownership interest in Company on the date of the initial Advance, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifteen (15%) of the voting power of all classes of ownership of Company;

(b)
During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Company (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Company, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Company then in office.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable. ..

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit entered into between Company as applicant and Wells Fargo as issuer.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Copyright Security Agreement” means each Copyright Security Agreement entered into between Company and Wells Fargo.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations and (ii) Interest Expense minus (iii) unfinanced Capital Expenditures divided by (b) the sum of (i) Current Maturities of Long Term Debt and (ii) Interest Expense.

“Default Period” is defined in Section 1.5(c).

“Default Rate” is defined in Section 1.5(c).

“Dilution” means, as of any date of determination, a percentage, based upon the prior twelve months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during this period, by (b) Company’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

“Earnings Before Taxes” means pretax earnings from operations, excluding extraordinary gains, but including extraordinary losses.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)	That portion of Accounts unpaid 90 days or more after the invoice date;

(b)
That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)
That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, bill and hold sales, sales constituting deferred revenue, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)
Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)
Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(f)	Accounts denominated in any currency other than United States Dollars;

(g)
Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;

(h)	Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;

(j)	Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)	That portion of Accounts that has been restructured, extended, amended or modified;

(l)
That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes, or that arises from the sales of warranties, or which represent COD sales or credit card sales;

(m)	Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;

(n)
Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(o)	Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Floating Rate” is defined in Section 1.5(a).

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor means any other Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty.

“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

"Indebtedness" is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitees” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, Company’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Payment Date” is defined in Section 1.7(a).

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or documentary Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, in form acceptable to Wells Fargo.

“Letter of Credit” and “Letters of Credit” are each defined in Section 1.9(a).

“Licensed Intellectual Property” is defined in Exhibit D.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line Activation Period” is defined in Section 3.3.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement.  Any documents or other agreements entered into between Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Material Adverse Effect” means any of the following:

(a)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Company;

(b)	A material adverse effect on the ability of Company to perform its obligations under the Loan Documents, or any other document or agreement related to this Agreement;

(c)
A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(d)
Any claim against Company or threat of litigation which if determined adversely to Company would cause Company to be liable to pay an amount exceeding $1,000,000. or would result in the occurrence of an event described in clauses (a), (b) and (c) above.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Minimum Interest Charge” is defined in Section 1.5(b).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Obligation of Reimbursement” is defined in Section 1.9(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to Company, an officer if Company is a corporation, a manager if Company is a limited liability company, or a partner if Company is a partnership.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

"Overadvance" means the amount, if any, by which the unpaid principal amount of the Revolving Note , plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo's base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

“Proceeds” shall have the meaning given it under the UCC.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Note” is defined in Section 1.1(d).

“Security Documents” means this Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully described in Section 1.10.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.

“Subordinated Creditor” means any Person in the future subordinating indebtedness of Company held by that Person to the payment of the Indebtedness.

 “Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of Wells Fargo (if more than one, the “Subordination Agreements”.

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 1.6(b).

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement are as follows:

3788 Fabian Way, Palo Alto, CA.
3961 East Bayshore Road, Palo Alto, CA.

B-1

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo.  The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.            Loan Documents to be Executed by Company:

(1)           The Revolving Note.

(2)	The Credit and Security Agreement.

(3)
The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Company will subscribe to, including without limitation the Loan Manager Service Description and the Lockbox and Collection Account Service Description.

(4)           The Copyright Security Agreement.

(5)           The Patent and Trademark Security Agreement.

(6)	A Standby Letter of Credit Agreement and the Commercial Letter of Credit Agreement, and a separate L/C Application for each Letter of Credit that Company has requested that Wells Fargo issue.

B.	Loan Documents to be Executed by Third Parties:

(1)
A Landlord’s Disclaimer and Consent to each lease entered into by Company and that Landlord with respect to the Premises, pursuant to which the Landlord waives its Lien in any goods or other Inventory of Company located on the Premises, provided that the Company shall have up to 45 days after the date hereof to provide the same to Wells Fargo.

(2)
Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s loss payable endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

(3)
An Acknowledgement and Waiver of Liens executed by Bekaert Specialty Film in form acceptable to Wells Fargo, provided that the Company shall have up to 45 days after the date hereof to provide the same to Wells Fargo.

C.	Documents Related to the Premises

(1)	Any leases pursuant to which Company is leasing the Premises from a lessor.

(2)
Every bailment or consignment pursuant to which any property of Company is in the possession of a third Person such as a consignee or subcontractor, together with, in the case of any goods held by such Person for resale, UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such goods.

D.	Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches

(1)
Current searches of Company in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(2)
Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Company that is held for resale, showing that (i) UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Company’s, other than Company, or if there exists any such secured party, evidence that each such party has received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods from any claim by such secured party.

E.	Constituent Documents:

(1)
The Certificate of Authority of Company, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Company’s Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Company is a party, (ii) an Incumbency Certificate containing the signatures of Company’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Company’s behalf, (iii) Company’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Company’s state of organization, certifying that Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Company’s secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.

(2)
Evidence that Company is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(3)	An Officer’s Certificate of an appropriate Officer of Company confirming, in his or her personal capacity, the representations and warranties set forth in this Agreement.

(4)	A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.	[intentionally omitted]

G.	Miscellaneous Matters or Documents:

(1)
Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance or issuance of a Letter of Credit, including all legal expenses incurred through the date of the closing of this Agreement.

(2)
Evidence that after making the initial Advance and satisfying all obligations owed to Company’s prior lender and all trade payables older than 60 days from invoice date, book overdrafts and closing costs, the availability under the Line of Credit is not less than $1,500,000.

(3)
Any documents or other agreements entered into by Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo not already provided pursuant to the requirements of (A)-(F) above.

(4)
Receipt by Wells Fargo of Company’s monthly financial projections for its 2008 fiscal year, in form and substance satisfactory to Wells Fargo, and no material deviation in Company’s actual performance compared to said projections.

(5)	Company’s customer contracts, purchase orders and supply contracts shall be satisfactory to Wells Fargo.

(6)	Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)
Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Company is a corporation, organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement.  During its existence, Company has done business solely under the names set forth below in addition to its correct legal name.  Company’s chief executive office and principal place of business is located at the address set forth below, and all of Company’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations set forth below.  Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.

Trade Names
XIR, XUV, Triangle Design, Superglass, Heat Mirror, California Series, Solis, ETCH-A-FLEX and Southwall

Chief Executive Office / Principal Place of Business
3788 Fabian Way, Palo Alto, CA 94303

Other Inventory and Equipment Locations

3961 East Bayshore Rd, Palo Alto, CA (Southwall Technologies)

1D-10900 Southwallstrasse, Großroshrsdorf, Germany (Southwall Europe)

4540 Viewridge Ave, San Diego, CA (Bekaert Specialty Film)

347 Business Park Drive, Sun Prairie, WI (Crown Operations)

(b)
Capitalization.  The Capitalization Chart below constitutes a correct and complete list of all ownership interests equal to or greater than 5% of Company and all rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis, and the Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Capitalization Chart

Holder	Type of Rights/Stock	No. of Shares	% Interest (on a
		(after exercise of	fully diluted
		all rights to	basis)
acquire shares)

Needham &	Common stock	14,582,112	48.3%
Affiliates	beneficially owned*

Dolphin Direct	Common stock	6,258,062	21.38%
Equity	beneficially owned
Partners

*Per proxy dated April
2008

Organizational Chart
Attached hereto as Exhibit 1

(c)
Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.

(d)
Legal Agreements.  This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(e)	Subsidiaries. Except as disclosed below, Company has no Subsidiaries.

Subsidiaries

Southwall Europe GmbH,

Southwall IG Holdings, Inc.  Company represents and warrants that the assets of Southwall IG Holdings, Inc. consist solely of its interest in Southwall Insulating Glass, LLC and certain fixed assets leased to Southwall Insulating Glass, LLC.

Southwall Insulating Glass, LLC

(f)
Financial Condition; No Adverse Change.  Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended December 31, 2007 and unaudited financial statements for the fiscal-year-to-date period ended March 31, 2008 and those statements fairly present Company’s financial condition as of those dates and the results of Company’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no Material Adverse Effect on in Company’s business, properties or condition (financial or otherwise).

(g)
Litigation.  There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Affiliates or the properties of Company or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Affiliates, would result in a final judgment or judgments against Company or any of its Affiliates in an amount in excess of $100,000, apart from those matters specifically disclosed below.

Litigation Matters in Excess of $100,000
None

(h)	Intellectual Property Rights.

(i)            Owned Intellectual Property.  Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company is the owner of record (the “Owned Intellectual Property”).  Except as set forth below, (A) Company owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)           Agreements with Employees and Contractors.  Company has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company (except to the extent prohibited by law), and further obligating that Person to cooperate with Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(iii)           Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect thereto.  Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in a Record Authenticated by Company or otherwise.  Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv)           Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it.

(v)           Infringement.  Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures

On March 3, 2005, the European Patent Office allowed a European patent owned by Pilkington Automotive GmBH entitled "Method for producing a laminated glass pane free of optical obstruction caused by warping, use of a particular carrier film for the production of the laminated glass pane and carrier films particularly suitable for the method of use." This European patent covers certain laminated films and methods of using them, which may prevent Company from producing certain films designed for the automotive markets.   Company has appealed the European Patent Office decision, and anticipates a decision in June 2008.  Company represents and warrants that a decision in such appeal adverse to the Company will not have a material adverse effect on the Company.

(i)
Taxes.  Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company or any Affiliate, as the case may be, are required to be filed, and Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j)
Titles and Liens.  Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k)
No Defaults.  Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on Company’s financial condition, properties or operations .

(l)
Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Company in connection with Company’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

(m)
Financing Statements.  Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents.  When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n)
Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)           Employee Benefit Plans.

(i)    Maintenance and Contributions to Plans.  Except as disclosed below, neither Company nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)       Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, neither Company nor any ERISA Affiliate has (A) knowledge that Company or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii)   Funding Deficiencies and Other Liabilities.  Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans
Southwall Technoliges Inc. 401k Plan The 2007 Long Term Incentive Plan

(p)           Environmental Matters.

(i)    Hazardous Substances on Premises.  Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii)            Disposal of Hazardous Substances.  Except as disclosed below, Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii)           Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(iv)           Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Company (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)    Status of Premises.  Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi)           Environmental Audits, Reports, Permits and Licenses.  Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters
None

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[___________________, 200__]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated May 19, 2008 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Southwall Technologies Inc. (the “Company”) dated [_______________, 200__] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.            Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.            Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐	Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger:  was consented to in advance by Wells Fargo in an Authenticated Record, and/or  is more fully described in the statement of facts attached to this Certificate.

C.            Events of Default.  I certify that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐
I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.            Litigation Matters.  I certify that:

(Check one)

☐	I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐
I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.             Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.             Minimum Book Net Worth.  Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Company’s Book Net Worth was [_$____________], which ☐ satisfies  ☐ does not satisfy the requirement that such amount be not less than the amount set forth below on the Reporting Date:

End of Month	Minimum Book Net Worth
April, 2008	$18,500,000
May, 2008	$19,250,000
June, 2008	$20,000,000
July, 2008	$20,400,000
August, 2008	$20,800,000
September, 2008	$21,000,000
October, 2008	$21,500,000
November, 2008	$22,000,000
December, 2008 and each month thereafter	$21,500,000

2.             Minimum Net Income.  Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s Net Income was [_$__________], which  satisfies  does not satisfy the requirement that Net Income be not less than the amount set forth for each such period:

Period	Minimum Net Income
January 1, 2008 Through June 30, 2008	$2,500,000
January 1, 2008 Through September 30, 2008	$3,300,000
January 1, 2008 Through December 31, 2008	$4,000,000

3.            Capital Expenditures.  Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended [_______________, 200___,_] for non-financed Capital [_$___________________] in the aggregate, which  ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $2,000,000 in the aggregate during such year.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

Southwall Technologies Inc.

By:
Its Chief Accounting Officer

Exhibit F to Credit and Security Agreement

PERMITTED LIENS

Jurisdiction—California

Filing Date	File No.	Creditor	Collateral
10/25/99	9930661180	Matrix Funding Corporation	Specific Equip.
10/25/99	9930661182	Matrix Funding Corporation	Leased Equip.
03/13/00	0007560767	Matrix Funding Corporation	Leased Equip.
10/08/02	0228360154	US Bancorp	Specific Equip.
10/05/05	057043961590	Wells Fargo Financial Leasing, Inc.	Specific Equip

Jurisdiction—Delaware

Filing Date	File No.	Creditor	Collateral
04/25/02	21202799	IBM Credit Corporation	Leased Equip.
05/08/02	21338718	IBM Credit Corporation	Leased Equip.
07/26/02	21997927	IBM Credit Corporation	Leased Equip.
08/28/02	22225310	IBM Credit Corporation	Leased Equip.
05/02/05	51338780	Crown Credit Company	Specific Equip.
06/07/05	51740209	Matrix Funding Corporation	Leased Equip.
06/07/05	51740373	Matrix Funding Corporation	Leased Equip.
01/20/06	60244236	Dell Financial Services, LP	Equipment financed by Dell

INDEBTEDNESS

Creditor	Current Principal Amt.	Maturity Date	Monthly Payment	Collateral

[To be completed by Company]

F-1

GUARANTIES

NONE

F-2